Exhibit 99.1

DEERFIELD TRIARC CAPITAL CORP. ANNOUNCES

FOURTH QUARTER AND YEAR END 2005 RESULTS

Chicago, IL March 17, 2006 -- Deerfield Triarc Capital Corp. (NYSE: DFR) announced today the results of operations for its fourth quarter and year ended December 31, 2005.

HIGHLIGHTS:

•	Fourth quarter net income totaled $19.1 million, or $0.37 per diluted share, an increase of 35% over the prior quarter.
•	Net income for the year totaled $45.9 million, or $1.17 per diluted share.
•	Estimated REIT taxable income for the year, a non-GAAP financial measure, was $50.6 million, or $1.29 per basic and $1.28 per diluted common share.
•	Quarterly distribution of $0.35 per share for the fourth quarter of 2005.
•	2005 distributions totaled $1.225 per share.
•	Increased investment portfolio of RMBS and other securities to $7.3 billion as of December 31, 2005, from $545.1 million at December 31, 2004.
•

Increase of 26% in loan portfolio to $452.2 million as of December 31, 2005 from $357.9 million at September 30, 2005. These totals included loans held by Market Square CLO, Ltd. of $288.1 million at December 31, 2005 and $279.4 million at September 30, 2005.

•	Closed the Pinetree CDO Ltd. secured borrowing transaction in November 2005, generating $288 million of long-term financing.
•	Net RMBS portfolio duration of approximately 0.34 years at December 31, 2005.

Results of Operations

Net income for the quarter ended December 31, 2005, totaled $19.1 million or $0.37 per diluted common share, an increase of $5.0 million compared to net income for the quarter ended September 30, 2005 of $14.1 million or $0.27 per diluted common share. Net income for the year ended December 31, 2005 totaled $45.9 million, or $1.17 per diluted common share. The company commenced operations in December 2004, and accordingly there are no comparable prior period 2004 operating results.

Estimated REIT taxable income, a non-GAAP financial measure, for the quarter and year ended December 31, 2005 totaled $18.8 million and $50.6 million, or $0.37 and $1.28 per diluted common share, respectively. See the attached schedule for a reconciliation of GAAP net income to estimated REIT taxable income.

Total invested assets grew to $7.8 billion as of December 31, 2005 compared to $7.5 billion as of September 30, 2005. Growth was primarily in residential mortgage-backed securities (“RMBS”), loans, and other asset-backed securities.

Gregory H. Sachs, a director of the company and Chairman and CEO of Deerfield Capital Management LLC, the company’s external manager, said, “We are pleased with the significant growth demonstrated in the first year of operations for Deerfield Triarc. Our diversified financial company platform, focused on an actively managed and appropriately hedged portfolio, is an extension of our successful model at Deerfield Capital Management and continues to generate solid cash flow, maximizing our returns to shareholders.”

Investment Portfolio

The following table summarizes the carrying value of our investment portfolio, excluding credit default swaps, and the respective balance sheet classification as of December 31, 2005.

	Carrying Value

Security Description	Available-for- Sale Securities	Trading Securities	Other Investments	Loans Held For Sale	Loans	Total

	(In Thousands)

RMBS	$7,006,132	$4,738	$—	$—	$—	$7,010,870
Asset-backed securities in CDO	245,511	—	—	—	—	245,511
Loans	—	—	—	291,190	158,111	449,301
Commercial mortgage loans	—	—	—	2,873	—	2,873
Common and preferred equities	15,846	—	12,303	—	—	28,149
High yield corporate bonds	14,642	—	—	—	—	14,642
Other investments	2,921	—	—	—	—	2,921

Total	$7,285,052	$4,738	$12,303	$294,063	$158,111	$7,754,267

Mortgage Securities Investment Portfolio

During the three month period ended December 31, 2005, the RMBS portfolio increased by 2.0%, to $7.0 billion from $6.9 billion as of September 30, 2005.

Commenting on the portfolio, Jonathan W. Trutter, the CEO of Deerfield Triarc Capital Corp., said, “We continue to build our core earning portfolio of high credit quality RMBS, by utilizing efficient leverage, while keeping interest rate sensitivity lower through an active hedging program.”

As of December 31, 2005, the aggregate amortized cost of the RMBS exceeded its aggregate estimated fair value by $110.8 million. Unrecognized net gains of $70.2 million on interest rate swaps designated as a hedge provided a favorable offset. The aggregate net unamortized purchase premium related to the RMBS was $59.8 million as of December 31, 2005, compared to $71.9 million as of September 30, 2005. The RMBS amortized cost, as a percentage of aggregate par value, was 100.9% as of December 31, 2005, compared to 101.4% as of September 30, 2005. Premium bonds tend to have shorter durations than discount or par bonds and their values are thus generally less sensitive to interest rate movement. The net portfolio duration, which is the difference between the duration of the RMBS and the duration of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 0.34 years at December 31, 2005.

The mortgage-backed securities holdings consist primarily of hybrid adjustable rate and fixed rate bonds as of December 31, 2005 as follows (dollars in thousands):

					Weighted Average

Security Description (1)	Par Amount	Estimated Fair Value	Percent of RMBS	Percent of Total Investments	Coupon	Months to Reset (2)	Yield to Maturity	Contractual Maturity	Constant Pre-payment Rate	Duration in Years

Agency RMBS:
3-1 hybrid adjustable rate	$839,047	$832,161	11.9%	10.7%	4.40%	22	5.24%	11/29/34	24.87	1.63
5-1 hybrid adjustable rate	3,826,135	3,807,634	54.3%	49.1%	4.90%	51	5.26%	04/22/35	17.66	2.09
7-1 hybrid adjustable rate	176,699	174,881	2.5%	2.3%	4.96%	73	5.42%	03/19/35	16.94	2.49
10-1 hybrid adjustable rate	387,334	381,702	5.4%	4.9%	5.17%	114	5.54%	06/22/35	8.03	3.04
30 year fixed rate	540,950	531,145	7.6%	6.8%	5.30%	NA	5.61%	09/05/35	7.03	4.28

Non-Agency RMBS:
Fixed rate (3)	299,792	292,641	4.2%	3.8%	5.50%	NA	5.82%	07/14/35	0.09	6.26
Hybrid adjustable rate (3)	956,248	955,094	13.6%	12.3%	5.36%	NA	5.62%	05/09/35	22.22	1.76

Other:
Interest only strips (4)	639,865	35,612	0.5%	0.5%	1.16%	NA	22.83%	12/30/32	14.18	-38.18

Total RMBS	$7,666,070	$7,010,870	100.0%	90.4%

RMBS - September 30, 2005		$6,872,967

(1)	Includes securities classified as both Available-for-sale and Trading.
(2)	Represents number of months before conversion to floating rate.
(3)	Non-agency RMBS are AAA rated.
(4)	Interest only strips represent only the interest portion of a security. Therefore, the par amount reflected should not be used as a comparison to fair value.

In order to mitigate a significant portion of the negative impact of an overall higher interest rate or flatter yield curve environment, the company invested in a mix of longer-duration hybrid rate and fixed rate investments. In addition, the company used its hedging program to lock in financing rates to achieve the desired net portfolio duration of between zero and half a year. Fixed rate securities totaled 12.3% of the RMBS portfolio as of December 31, 2005. The company has hedged the borrowing costs associated with the repurchase agreements funding the RMBS portfolio using interest rate swaps, which are accounted for as cash flow hedges under GAAP.

Alternative Investments Portfolio

In addition to mortgage securities, the portfolio includes alternative investments across a variety of asset classes that represent attractive yield and diversification opportunities. During the three month period ended December 31, 2005, the alternative investment portfolio increased by 23.7%, to $743.4 million from $601.1 million as of September 30, 2005. Commenting on this segment of the portfolio, CEO Trutter said, “We have made significant progress in our objective to ramp up alternative investments in the overall portfolio, while maintaining spreads that properly compensate for the additional credit risk in these asset classes.”

At December 31, 2005, the alternative portfolio consisted of the following assets:

Available-for-sale securities (carried at fair value, changes in value in equity)

•	asset-backed securities- $245.5 million
•	high-yield corporate bonds - $14.7 million
•	common and preferred equities - $15.8 million
•	other investments - $2.9 million

Loans

•	held for sale (carried at lower of cost or market) - $294.1 million
•	held for investment (carried at cost less estimated loan loss) - $158.1 million

Other investments (carried at cost)

•	common and preferred equities - $12.3 million

Secured financing transactions (included in amounts above)

•

Market Square CLO Ltd. - bank loans held for sale portfolio of $288.1 million at December 31, 2005 ($300 million targeted size) financed with bonds over 12 years at a weighted-average cost of LIBOR plus 0.49%

•

Pinetree CDO Ltd. – asset-backed securities portfolio of $245.5 million at December 31, 2005 ($300 million targeted size) financed with bonds over 40 years at a weighted-average cost of LIBOR plus 0.55%

Securitization Transactions

The company closed Pinetree CDO Ltd. (“Pinetree”), a $300 million CDO transaction providing financing for asset-backed securities investments, in November 2005. The closing of the Pinetree transaction resulted in the discharging of all borrowings under a related warehousing agreement entered into in May 2005.

Dividend

As previously announced, the company declared a quarterly distribution of $0.35 per share of common stock for the fourth quarter of 2005 to shareholders of record as of December 30, 2005, paid on January 30, 2006. Distributions declared in 2005 totaled $1.225 per common share.

Book Value

Book value per share at December 31, 2005 was $13.50 compared to $13.95 at September 30, 2005. During the fourth quarter of 2005, dividends per share of $0.35 and $0.30 were declared on December 20th and October 26th, respectively. Book value per share at September 30, 2005 would have been $13.65 per share had the October dividend declaration occurred prior to the end of the third quarter. On a pro-forma adjusted basis, book value per share decreased approximately 1% during the fourth quarter of 2005.

About the Company

Deerfield Triarc Capital Corp. is a specialty finance company formed in 2004 to invest in real estate-related securities and various other asset classes. The company has elected and intends to continue to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. The objective is to provide attractive returns to investors through a combination of dividends and capital appreciation, which the company intends to achieve by opportunistically investing in financial assets and to construct an investment portfolio appropriately leveraged to seek attractive risk-adjusted returns.

The targeted asset classes and the principal investments the company expects to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	Residential mortgage-backed securities, or RMBS
Commercial mortgage-backed securities, or CMBS

Other Asset-backed Securities, or ABS	Collateralized debt obligations, or CDOs Consumer ABS

Loans and Related Derivatives	Senior Secured and Unsecured Loans Credit Default Swaps on Senior Secured Loans

Leveraged Finance Instruments	Corporate Mezzanine Loans
High Yield Corporate Bonds
Distressed and Stressed Debt Securities
Private Equity Investments

In addition, the company may invest opportunistically in other types of investments within the core competencies of its manager, Deerfield Capital Management, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE

The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Deerfield Triarc Capital Corp. (“Deerfield Triarc” or the “company”) and statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements related to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, general volatility of the securities markets in which we invest and the market price of our common stock; changes in our industry, interest rates, the debt securities markets or the general economy; increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; increased rates of default and/or decreased recovery rates on our investments; changes in governmental regulations, tax rates and similar matters; our expected financings and investments; availability of investment opportunities in real estate-related and other securities; the degree and nature of our competition; and other risks and uncertainties disclosed from time to time in the company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the company’s control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$35,542	$268,686
Due from broker	191,845	—
Restricted cash and cash equivalents	85,311	—
Available-for-sale securities, including $6,847,723 and $327,636 pledged—at fair value	7,285,052	444,958
Held to maturity securities—at amortized cost	—	100,125
Trading securities—at fair value	4,738	—
Other investments	12,303	—
Derivative assets	69,406	—
Loans held for sale	294,063	—
Loans	158,111	—
Interest receivable	40,648	1,211
Other receivable	16,976	—
Prepaid and other assets	9,817	—

TOTAL ASSETS	$8,203,812	$814,980

LIABILITIES
Repurchase agreements, including $26,788 and $22 of accrued interest	$6,768,396	$317,810
Due to broker	77,327	117,689
Dividends payable	18,081	—
Derivative liabilities	6,053	276
Interest payable	18,262	—
Long term debt	615,550	—
Management and incentive fee payable	2,453	160
Offering costs payable	47	857
Other payables	440	176

TOTAL LIABILITIES	7,506,609	436,968

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 51,659,701 and 27,326,986 shares issued and outstanding (including 269,232 and 403,847 restricted shares)	51	27
Additional paid-in capital	747,919	385,205
Deferred equity compensation	(2,397)	(6,225)
Accumulated other comprehensive loss	(44,703)	(704)
Retained deficit	(3,667)	(291)

TOTAL STOCKHOLDERS’ EQUITY	697,203	378,012

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,203,812	$814,980

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share amounts)

	Quarter Ended December 31, 2005	Year Ended December 31, 2005

REVENUES
Net interest income:
Interest income	$97,210	$236,149
Interest expense	76,855	177,442

Net interest income	20,355	58,707

EXPENSES
Management and incentive fee expense to related party	5,553	15,088
Professional services	329	880
Insurance expense	169	681
Other general and administrative expenses	443	1,572

Total expenses	6,494	18,221

OTHER INCOME AND GAIN (LOSS)
Net gain on sale of available-for-sale securities	6,201	5,372
Net loss on trading securities	(2,195)	(3,606)
Net gain / (loss) on loans	23	(409)
Net gain on derivatives	1,129	3,758
Dividend income	75	320

Net other income and gain	5,233	5,435

NET INCOME	$19,094	$45,921

NET INCOME PER SHARE—Basic	$0.37	$1.17

NET INCOME PER SHARE—Diluted	$0.37	$1.17

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Basic	51,267,560	39,260,293

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - Diluted	51,469,878	39,381,073

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES

RECONCILATION OF GAAP NET INCOME TO ESTIMATED REIT TAXABLE INCOME (UNAUDITED)

	Quarter ended	Year ended
	December 31, 2005	December 31, 2005

	(In thousands)

GAAP net income	$19,094	$45,921

Adjustments to GAAP net income:
Organization costs	(2)	24
Hedge ineffectiveness	425	327
Stock and options grant	(966)	1,956
Tax premium/discount amortization difference	813	1,125
Removal of unrealized (gain) loss	3,313	4,460
Amortization recognized for tax on interest-only RMBS	2	2,437
Basis difference on sold interest-only RMBS	(2,246)	(2,246)
Gain on terminated swaps, including amortization	(196)	(1,909)
Non-allowable deduction for meals and entertainment	16	52
Accrued income deemed return of capital for tax	(1,384)	(1,384)
Market Square CLO Ltd. discount amortization difference	(39)	(39)
Exclusion of Deerfield Triarc TRS Holdings, LLC net income	(24)	(149)

Net adjustments to GAAP net income	(288)	4,654

Estimated REIT taxable income	$18,806	$50,575

The company believes that the presentation of estimated REIT taxable income is useful to investors because it demonstrates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, who may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.